Form 51-102F3
MATERIAL CHANGE REPORT

1.	Name and Address of Company

Taiga Building Products Ltd.
800 – 4710 Kingsway
Burnaby, BC  V5H 4M2

2.	Date of Material Change

December 16, 2008

3.	News Release

The press release was disseminated on December 16, 2008 through Canada NewsWire.

4.	Summary of Material Change

The Company announced that Dr. Kooi Ong Tong stepped down as CEO effective December 16, 2008 and was replaced by Jim Bradshaw, currently President and COO.  Dr. Tong will continue as Executive Chairman of the Board and remain active in the Company.

5.	Full Description of Material Change

5.1.	Full Description of Material Change

The Company announced that Dr. Kooi Ong Tong stepped down as CEO effective December 16, 2008 and was replaced by Jim Bradshaw, currently President and COO.  Dr. Tong will continue as Executive Chairman of the Board and remain active in the Company.

The Company also announced that effective December 16, 2008, Cam White was appointed COO.  Mr. White will continue as the Company's Executive Vice President, Sales and Operations.

The Company also announced that effective March 31, 2009, Doug Morris, Executive Vice President, Supply and Major Accounts will retire.

5.2.	Disclosure for Restructuring Transactions

Not applicable.

6.	Reliance on subsection 7.1(2) or (3) of National Instrument 51-102

This report is not being filed on a confidential basis.

7.	Omitted Information

Not applicable.

8.	Executive Officer

Tom Stefan

Telephone:  604 438-1471

9.	Date of Report

December 18, 2008.